NEWS RELEASE
For release July 24, 2007, 1:00 P.M. PDT

FRONTIER FINANCIAL CORPORATION ANNOUNCES
STRONG SECOND QUARTER 2007 EARNINGS;
 QUARTER HIGHLIGHTED BY BALANCE SHEET GROWTH,
IMPROVED CREDIT QUALITY AND MARGIN EXPANSION

EVERETT, WASHINGTON– July 24, 2007 – Frontier Financial Corporation (Nasdaq: FTBK) today announced earnings for the second quarter ended June 30, 2007.  Net income for the second quarter 2007 increased 4.4% to $18.2 million, compared with net income of $17.4 million in 2006.  This was the result of an increase in pre-tax net interest income in 2007 of $6.0 million. Excluding the second quarter balance sheet pre-tax restructuring loss of $2.5 million, (see press release dated April 24, 2007) second quarter 2007 net income increased 13.6% over the second quarter 2006. On a diluted per share basis, second quarter net income for 2007 was $.40 per share compared with $.38 per share in 2006, an increase of 5.3%, or 15.8% excluding the balance sheet restructuring.  Annualized return on average assets and return on average equity for the second quarter 2007 was 2.14% and 18.84%, respectively, compared to 2.29% and 19.26%, respectively, for the same period in 2006.

John J. Dickson, President and CEO of Frontier Financial Corporation, said, “We achieved solid growth in both the second quarter and year over year operating net income, loans and deposits.  Our tax equivalent net interest margin was 5.76% for the second quarter 2007, and was 5.66% for the same period in 2006.  For the current quarter, our tax equivalent net interest margin was up from first quarter 2007 by 17 basis points.  Nine basis points of this increase was attributable to an early loan payoff and 6 basis points was attributable to a 91-day second quarter compared to a 90-day first quarter in 2007.  The remaining increase of 2 basis points was due to net impact of the balance sheet restructure and the mix of earnings assets and cost of fund changes.”

Loans increased by $439.5 million, or 16.0% since second quarter 2006.  Loan growth from the linked quarter-end was $175.3 million, or 23.2% annualized.  New loan originations for the second quarter 2007 were $642.7 million compared with $477.8 million in 2006, a 34.5% increase. New loan originations were up $153.1 million or 31.3%, from the linked quarter-end.

Dickson continued, “Despite our high performance financial metrics in 2007, investors have pushed down our stock price over concerns with the subprime financing and the housing market, and the potential impact on our residential construction and development loans. The Puget Sound economy and housing markets continue to show signs of strength, with job and population growth well in excess of the national averages.  This strength combined with our prudent underwriting standards produced improvements in our already low nonperforming assets and delinquency ratios.”

Highlights

For the second quarter 2007:

•	Second quarter earnings of $18.2 million, up 4.4% from the second quarter 2006 of $17.4 million. Excluding the balance sheet restructuring, earnings increased 13.6%.
•	Fully diluted second quarter earnings per share increased 5.3% to $.40 from $.38 a year ago. Excluding the balance sheet restructuring diluted earnings per share increased 15.8%.
•	Tax equivalent net interest margin moved up to 5.76% in the second quarter from 5.66% for the second quarter of 2006 and from 5.59% for the first quarter 2007.
•	Efficiency ratio continues as one of the industry’s best at 35% for the second quarter down from 37% for the second quarter 2006.
•	Return on average equity of 18.84% for the second quarter, down from 19.26% for the second quarter 2006.
•	Return on average assets of 2.14% for the second quarter, compared to 2.29% for the second quarter 2006.
•	Repurchased 826,773 shares of common stock in the second quarter at a cost of $20.5 million with an average share price of $24.81.

For the first six months ended June 30, 2007:

•
Year-to-date earnings of $35.7 million, up 8.7% from $32.8 million for the same period 2006.  Excluding the balance sheet restructuring in 2007 and the nonrecurring gain in first quarter 2006 earnings increased 19.0%.

•
Fully diluted year-to-date earnings per share increased 6.8% to $.78 from $.73 a year ago.  Excluding the balance sheet restructuring in 2007 and the nonrecurring gain in 2006 diluted earnings per share increased 18.8%.

•	Year-to-date tax equivalent net interest margin up to 5.66% from 5.63% a year ago.
•	Efficiency ratio continues as one of the industry’s best at 36% for year-to-date 2007 and 39% for year-to-date 2006.
•	Year-to-date return on average equity of 18.30% down from 18.87% for the same time period 2006.
•	Year-to-date return on average assets of 2.15% compared to 2.23% a year ago.
•	Repurchased 1,453,401 shares of common stock at a cost of $37.1 million with an average share price of $25.53.

Asset Quality

As of June 30, 2007, nonperforming assets were .31% of total assets compared to .44% a year ago.  Nonaccruing loans decreased to $11.0 million at June 30, 2007, down from $13.6 million at June 30, 2006 and down from $11.7 million at March 31, 2007.  The ratio of loans past due over 30 days was 0.45% of total loans at June 30, 2007, down from previous quarter end of 0.54%.  The nonperforming assets and the delinquency ratios continue to be centered in one loan totaling $7.1 million, or 65.0% of the total nonperforming loans.  Subsequent to quarter–end, a plan was approved by the bankruptcy court on our $7.1 million loan which calls for the payoff of this loan by the end of 2007.  There are a total of 10 loans with balances ranging from $13 thousand to $7.1 million that make up the total of nonperforming loans.  “The quality of our loan portfolio continues to be strong as evidenced by the decrease in the ratio of past due loans over 30 days,” said Lyle E. Ryan, President of Frontier Bank.

During the second quarter of 2007, the Corporation provided $1.9 million for loan losses as compared to $1.0 million for the second quarter of 2006.  The total allowance for loan losses stood at $42.8 million, or 1.34% of total loans outstanding compared to $39.4 million, or 1.43% of total loans outstanding as of the same date last year. The allowance for loan losses, including the allocation for undisbursed loans of $4.3 million, would amount to a total allowance of $47.2 million, or 1.48% of total loans outstanding as of June 30, 2007.  This compares to the undisbursed allocation of $3.4 million, for a total allowance of $42.8 million, or 1.55% of total loans outstanding for the same time period last year. For the quarters ended June 30, 2007 and 2006, net loan charge-offs were $318 thousand and $290 thousand, respectively.

Funding

Competition for deposits continues to be intense in the Puget Sound market.  Our strong loan growth since June 30, 2006 of $439.5 million was primarily funded by deposit growth of $409.8 million, which increased deposit balances from $2.42 billion at June 30, 2006 to $2.83 billion at June 30, 2007.  The deposit growth continues to be centered in our premier treasury money market account and time deposits.

Total deposits increased in the second quarter by $263.4 million from the linked quarter.  Noninterest bearing accounts decreased $17.7 million, while interest bearing deposits, driven primarily by time deposits, increased $281.1 million for the same period.

Short-term borrowings, primarily federal funds purchased were $15.2 million, an increase of $2.1 million from June 30, 2006 and a decrease of $21.1 million from March 31, 2007.  Federal Home Loan Bank advances have increased $46.1 million since the second quarter 2006 and $24.0 million during the current quarter.

Second Quarter 2007 Operating Results

Operating Results

Net interest income for the second quarter of 2007 was $46.2 million, an increase of $6.0 million, or 15.0%, compared to $40.2 million for the prior year second quarter.

Frontier’s tax equivalent net interest margin was 5.76% in the second quarter of 2007, compared to 5.66% in 2006. Approximately 57% of the Corporation’s loans are variable rate (immediately repriceable) and 14% are adjustable rate, which reprice within three months to five years, depending on the index.  The yield on earning assets increased 58 basis points to 9.23% in the second quarter 2007 from 8.65% in the second quarter 2006, and the cost of funds increased 54 basis points to 4.30% in the second quarter 2007 from 3.76% in the second quarter 2006.  The second quarter net interest margin included $683 thousand in combined prepayment penalties and unamortized loan fees as a result of an early payoff of a large commercial real estate loan.

Total noninterest income for the second quarter 2007 decreased $876 thousand, or 25.5% to $2.6 million from $3.4 million, in 2006. The major component of this decrease was a $937 thousand pre-tax loss during the second quarter of 2007 on the sale of securities for the balance sheet restructuring.

Total noninterest expense increased $3.2 million to $19.5 million, for the quarter ending June 30, 2007, up 19.9%, compared with the same period last year.  The primary increase was due to the pre-tax prepayment penalty of $1.5 million on FHLB advances for the balance sheet restructuring.  Salaries and benefits increased $1.1 million or 11.4%, of which 7.7% relate to staff additions.

Balance Sheet and Capital Management

At June 30, 2007 Frontier’s total assets were $3.58 billion, and deposits totaled $2.83 billion, an increase of 15.5% and 16.9%, respectively, compared to the same period in the prior year.  Net loans of $3.15 billion and investments of $102.5 million reflected an increase of 16.1% and a decrease of 9.8%, respectively.

During the second quarter 2007, the Corporation repurchased 826,773 shares at a cost of $20.5 million with an average share price of $24.81. Weighted average year-to-date diluted shares totaled 45,510,255 for 2007 versus 45,133,047 for 2006.

Dickson stated, “The previously announced third quarter 2007 cash dividend of $.165 per share, an increase of 37.5% over third quarter 2006, representing the 31st consecutive quarter of increased cash dividends, will be paid to shareowners on Tuesday, July 24, 2007.”  Frontier began paying cash dividends to shareowners in 1999.

Branch Expansion

Frontier expects to open its 46th, 47th and 48th offices in the second half of 2007.  The Lacey Office, representing our first office in Thurston County, is expected to be opened in late July 2007 by Manager Scott Beckwith.  Our Bremerton Office, managed by Christine Christoff, is scheduled to open in September 2007.  Our Gig Harbor Office is expected to open in October 2007, and will be managed by Joyce Taylor.

Certain amounts in prior years’ financial statements have been reclassified to conform to the 2007 presentation.  These classifications have not had an effect on previously reported income or equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.  Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2006 Form 10-K.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

	Unaudited		Unaudited
(In thousands, except for shares and per share amounts)	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans	$72,612	$59,857	$140,174	$113,977
Interest on investments	1,385	1,489	2,346	2,589
Total interest income	73,997	61,346	142,520	116,566
INTEREST EXPENSE
Interest on deposits	23,848	17,974	45,572	32,556
Interest on borrowed funds	3,940	3,192	8,020	6,526
Total interest expense	27,788	21,166	53,592	39,082

Net interest income	46,209	40,180	88,928	77,484

PROVISION FOR LOAN LOSSES	(1,850)	(1,000)	(3,300)	(3,500)

Net interest income after provison for loan losses	44,359	39,180	85,628	73,984

NONINTEREST INCOME
Loss on sale of securities	(937)	-	(937)	-
Gain on sale of secondary mortgage loans	396	374	871	669
Service charges on deposit accounts	1,089	1,069	2,164	2,126
Gain on sale of premises and equipment	-	152	-	2,224
Other noninterest income	2,014	1,843	3,871	3,735
Total noninterest income	2,562	3,438	5,969	8,754

NONINTEREST EXPENSE
Salaries and employee benefits	11,052	9,920	22,360	20,567
Occupancy expense	2,313	2,341	4,959	4,491
State business taxes	491	519	991	1,174
Other noninterest expense	5,650	3,489	9,343	6,805
Total noninterest expense	19,506	16,269	37,653	33,037

INCOME BEFORE PROVISION
FOR INCOME TAXES	27,415	26,349	53,944	49,701

PROVISION FOR INCOME TAXES	(9,244)	(8,944)	(18,250)	(16,868)

NET INCOME	$18,171	$17,405	$35,694	$32,833
Weighted average number of
shares outstanding for the period	44,635,972	45,202,310	45,103,883	44,711,645
Basic earnings per share	$0.41	$0.39	$0.79	$0.73
Weighted average number of diluted shares
outstanding for period	44,991,139	45,573,584	45,510,255	45,133,047
Diluted earnings per share	$0.40	$0.38	$0.78	$0.73

Efficiency ratio	35%	37%	36%	39%
Return on average assets	2.14%	2.29%	2.15%	2.23%
Return on average equity	18.84%	19.26%	18.30%	18.87%
Net interest margin	5.72%	5.62%	5.63%	5.60%
TE Effect	0.04%	0.04%	0.03%	0.03%
*TE Net interest margin	5.76%	5.66%	5.66%	5.63%

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(In thousands, except shares)	Unaudited		Unaudited

	June 30,	December 31,	June 30,
ASSETS	2007	2006	2006

Cash & due from banks	$91,993	$104,222	$104,532
Federal funds sold	91,501	18,673	35,627
Securities:
Available for sale-fair value	98,912	111,112	109,108
Held to maturity-amortized cost	3,599	3,599	4,493
Total securities	102,511	114,711	113,601

Loans receivable:
Held for sale	7,435	7,220	5,623
Held for portfolio, net of unearned income	3,186,081	2,900,780	2,748,409
Less allowance for loan losses	(42,846)	(40,649)	(39,407)
Net loans	3,150,670	2,867,351	2,714,625
Premises & equipment, net	35,756	30,026	28,726
Intangible assets	41,101	41,227	40,611
Federal Home Loan Bank stock	15,030	15,030	15,030
Bank owned life insurance	22,660	22,198	21,746
Other assets	27,747	25,026	25,002
TOTAL ASSETS	$3,578,969	$3,238,464	$3,099,500

LIABILITIES
Deposits:
Noninterest bearing	$391,591	$406,621	$395,893
Interest bearing	2,441,504	2,047,011	2,027,447
Total deposits	2,833,095	2,453,632	2,423,340
Federal funds purchased and
securities sold under repurchase agreements	15,231	81,673	13,119
Federal Home Loan Bank advances	310,118	282,017	264,053
Junior subordinated debt	5,156	5,156	5,156
Other liabilities	33,703	20,703	25,686
TOTAL LIABILITIES	3,197,303	2,843,181	2,731,354

SHAREOWNERS' EQUITY

Common stock, no par value; 100,000,000 shares authorized	186,127	183,982	181,187
Retained earnings	190,354	205,126	182,135
Accumulated other comprehensive income,
net of tax effect	5,185	6,175	4,824
TOTAL SHAREOWNERS' EQUITY	381,666	395,283	368,146

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY	$3,578,969	$3,238,464	$3,099,500

Shares outstanding at end of period	44,028,192	45,350,316	45,244,569

Book value	$8.67	$8.72	$8.14
Tangible book value	7.74	7.81	7.24